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                                                                     EXHIBIT 5.1

                                July      , 1998

Pilot Network Services, Inc.
1080 Marina Village Parkway
Alameda, California  94501

     Registration Statement on Form S-1 (File No. 57453)
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 (File No. 57453) (the "Registration Statement") filed by you, Pilot Network Services, Inc., with
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the Securities and Exchange Commission on June 22, 1998, and as amended by
Amendment Nos. 1, 2 and 3 to the Registration Statement filed July 16, 1998,
July 20, 1998 and July 27, 1998, respectively, in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock (the "Shares"). As your counsel in connection with this
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transaction, we have examined the proceedings taken and we are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

     It is our opinion that upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares when issued and sold in the manner described in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

                                               Very truly yours,

                                               VENTURE LAW GROUP
                                               A Professional Corporation